EXHIBIT 3







                     AMENDED AND RESTATED SUPPORT AGREEMENT


                   AMENDED AND RESTATED AGREEMENT, dated as of June 30, 1997, by and among JP FOODSERVICE, INC., a Delaware cor-poration ("JPFI") and the other persons whose names are set forth on the signature pages hereto (collectively, the "Stockholders").

                   WHEREAS, the parties hereto have previously entered into, and Rykoff-Sexton, Inc., a Delaware corporation
         ("Rykoff-Sexton"), has previously acknowledged, a Support Agreement, dated as of June 30, 1997 (the "Original Support Agreement"); and

                   WHEREAS, concurrently with the execution and deliv-ery of the Original Support Agreement, JPFI, Hudson Acqui-sition Corp., a Delaware corporation and a wholly-owned sub-sidiary of JPFI ("Merger Sub") and Rykoff-Sexton, entered into an Agreement and Plan of Merger (the "Merger Agreement"; capitalized terms used without definition herein having the meanings ascribed thereto in the Merger Agreement);

                   WHEREAS, the Stockholders are the beneficial owners of the number of shares of Rykoff Common Stock set forth in
         Schedule I hereto (the "Subject Shares"); and

                   WHEREAS, approval of the Merger Agreement by the stockholders of Rykoff is a condition to the consummation of the Merger; and

                   WHEREAS, as a condition to its entering into the Merger Agreement, JPFI has required that the Stockholders agree, and the Stockholders have agreed, to enter into the Original Support Agreement; and

                   WHEREAS, the parties to the Original Support Agree-ment, and Rykoff-Sexton, wish to amend and restate such Original Support Agreement, as set forth herein;

                   NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:


                   Section 1. Agreement to Vote. (a) Each Stock-holder hereby agrees to attend the Rykoff Stockholders Meet-ing, in person or by proxy, and to vote (or cause to be voted) all Subject Shares, and any other voting securities of Rykoff, whether issued heretofore or hereafter, that such







         Stockholder owns or has the right to vote, for approval and adoption of the Merger Agreement and the Merger. Such agree-ment to vote shall apply also to any adjournment or adjourn-ments of the Rykoff Stockholders Meeting, and to any other meeting of stockholders at which any item of business re-ferred to in the preceding sentence is presented for ap-proval.

                   (b) To the extent inconsistent with the foregoing provisions of this Section 1, each Stockholder hereby revokes any and all previous proxies with respect to such Stockholder's Subject Shares or any other voting securities of Rykoff.


                   Section 2. No Solicitation. No Stockholder shall, directly or indirectly, solicit or encourage (including by way of furnishing information), or authorize any individual, corporation or other entity to solicit or encourage (includ-ing by way of furnishing information), from any third party any inquiries or proposals relating to, or conduct negotia-tions or discussions with any third party with respect to, or take any other action to facilitate any inquiries or the mak-ing of any proposal that constitutes, or that may reasonably be expected to lead to, any proposal or offer relating to the disposition of business or assets of Rykoff or JPFI or their respective subsidiaries, or the acquisition of the voting se-curities of Rykoff or JPFI or their respective subsidiaries, or the merger or consolidation of Rykoff or JPFI or any of their respective subsidiaries with or to any corporation or other entity other than as provided in the Merger Agreement, the Option Agreements or the Support Agreement (and the Stockholders shall promptly notify JPFI of all of the rel-evant details relating to all inquiries and proposals which such Stockholders may receive relating to any such matters).


                   Section 3. Securities Act Covenants and Represen-tations. Each Stockholder hereby agrees and represents to JPFI as follows:

                   (c) Such Stockholder has been advised that the of-fering, sale and delivery of JPFI Common Stock pursuant to the Merger will be registered under the Securities Act on a Registration Statement on Form S-4. Such Stockholder has also been advised, however, that to the extent such Stock-holder is considered an "affiliate" of Rykoff at the time the Merger Agreement is submitted to a vote of the stockholders of Rykoff any public offering or sale by such Stockholder of any shares of JPFI Common Stock received by such Stockholder










         in the Merger will, under current law, require either (i) the further registration under the Securities Act of any shares of JPFI Common Stock to be sold by such Stockholder, (ii) compliance with Rule 145 promulgated by the SEC under the Se-curities Act or (iii) the availability of another exemption from such registration under the Securities Act.

                   (d) Such Stockholder has read this Agreement and the Merger Agreement and has discussed their requirements and other applicable limitations upon such Stockholder's ability to sell, transfer or otherwise dispose of shares of JPFI Com-mon Stock, to the extent such Stockholder believed necessary, with such Stockholder's counsel or counsel for Rykoff.

                   (e) Such Stockholder also understands that stop transfer instructions will be given to JPFI's transfer agent with respect to JPFI Common Stock and that a legend will be placed on the certificates for the JPFI Common Stock issued to such Stockholder, or any substitutions therefor, to the extent such Stockholder is considered an "affiliate" of Rykoff at the time the Merger Agreement is submitted to a vote of the stockholders of Rykoff.


                   Section 4. Pooling Covenants and Representations. Each Stockholder hereby agrees and represents to JPFI that such Stockholder will not sell, transfer or otherwise dispose of any securities of Rykoff or of any shares of JPFI Common Stock received by such Stockholder in the Merger or other shares of capital stock of JPFI during the period beginning 30 days prior to the Effective Time and ending at such time as results covering at least 30 days of combined operations of Rykoff and JPFI have been published by JPFI, in the form of a quarterly earnings report, an effective registration statement filed with the SEC, a report to the SEC on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes the combined results of operations, except for transfers or other dispositions that, taking into account the actions of other affiliates of Rykoff, will not prevent JPFI from accounting for the Merger as a pooling of interests.


                   Section 5. Further Assurances. Each of JPFI and the Stockholders shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of its obligations under this Agreement. Without limiting the generality of the foregoing, none of JPFI or any of the Stockholders shall enter into any agreement or arrangement (or alter, amend or terminate any










         existing agreement or arrangement) if such action would mate-rially impair the ability of any party to effectuate, carry out or comply with all the terms of this Agreement.


                   Section 6. Representations and Warranties of JPFI. JPFI represents and warrants to each Stockholder as follows:
         Each of this Agreement and the Merger Agreement has been ap-proved by the Board of Directors of JPFI, representing all necessary corporate action on the part of JPFI other than ap-proval of the Merger Agreement by the stockholders of JPFI. Each of this Agreement and the Merger Agreement has been duly executed and delivered by a duly authorized officer of JPFI. Each of this Agreement and the Merger Agreement constitutes a valid and binding agreement of JPFI, enforceable against JPFI in accordance with its terms, except as may be limited by ap-plicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may af-fect the enforcement of creditors' rights generally and by general equitable principles. JPFI covenants and agrees that, effective as of the Effective Time, JPFI shall assume the rights and obligations of Rykoff under that certain Reg-istration Rights Agreement, dated as of May 17, 1996, by and among Rykoff and the other persons whose signatures are set forth on the signature pages thereto pursuant to an agreement in form and substance satisfactory to JPFI and such other persons.


                   Section 7. Representations and Warranties of Stockholders. Each Stockholder represents and warrants to JPFI that this Agreement (i) has been duly authorized, ex-ecuted and delivered by such Stockholder and (ii) constitutes the valid and binding agreement of such Stockholder, enforce-able against such Stockholder in accordance with its terms, except as may be limited by applicable bankruptcy, insol-vency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of cred-itors' rights generally and by general equitable principles. Each such Stockholder is the record and beneficial owner of the Subject Shares set forth opposite its respective name on
         Schedule I. The Subject Shares listed next to the name of such Stockholder on Schedule I hereto are the only voting se-curities of Rykoff owned (beneficially or of record) by such Stockholder. Neither the execution or delivery of this Agreement nor the consummation by such Stockholder of the transactions contemplated hereby will violate (a) the cer-tificate of incorporation, by-laws, partnership agreement or other organizational document, as applicable, of any such











         Stockholder, or (b) any provisions of any law, rule or regu-lation applicable to such Stockholder or any contract or agreement to which such Stockholder is a party, other than such violations described in the foregoing clause (b) as would not prevent or materially delay the performance by such Stockholder of its obligations hereunder or impose any li-ability or obligation on JPFI. Each Stockholder agrees that, at or prior to the Effective Time, it shall represent to Rykoff and JPFI or their respective counsel that as of the Effective Time it has no plan or intention to (other than in-cident or pursuant to an Extraordinary Transaction) sell, ex-change or otherwise dispose of, or enter into an agreement (a "Sales Agreement") to sell, exchange or otherwise dispose of, shares of JPFI Common Stock during the two-year period im-mediately following the Effective Time, and moreover that it is not subject to or obligated to enter into any agreement to sell, exchange or otherwise dispose of shares of JPFI Common Stock, if any resulting sale, exchange or disposition would (when taken in combination with actions by other Stockholders and assuming all Sales Agreements are consummated) cause the Stockholders in the aggregate to retain ownership for federal income tax purposes of less than the lesser of (i) 25% of the shares of JPFI Common Stock received by the Stockholders in the aggregate in the Merger or (ii) the Shortfall Percent of the shares of JPFI Common Stock issued in the Merger to stockholders of Rykoff. For purposes of these representa-tions, the phrase "sell, exchange or otherwise dispose of" shall include entry into transactions whereby a Stockholder gives up substantially all the benefits and burdens of owner-ship in JPFI Common Stock or which otherwise constitute a transfer of ownership of such stock for federal income tax purposes. "Shortfall Percent" shall mean the greater of zero or that percentage which, when added to the following per-centage, shall equal 45%: 100% minus the sum of (i) the per-cent of shares of JPFI Common Stock issuable in the Merger to stockholders of Rykoff that is issuable to the Stockholders and (ii) the percent of shares of JPFI Common Stock issuable in the Merger to stockholders of Rykoff that is issuable to any other persons that can be identified immediately prior to the Effective Time as holding 5% or more of the total number of shares of Rykoff Common Stock outstanding at such time (for which purposes shares held by a family of mutual funds shall, to the extent possible, be identified with separate funds within such family and, to the extent so separately identifiable, treated as separate stockholders). Notwith-standing the foregoing, no Stockholder shall be required to provide the representations described herein if, as result of a change in law (including, without limitation, a change pur-suant to Treasury regulations that may be applied, by elec-tion or otherwise, to the Merger), the facts intended to be










         reached by such representation are not a necessary condition for qualification of the Merger under Section 368 of the In-ternal Revenue Code of 1986, as amended.

                   For purposes of this Section 7, an "Extraordinary Transaction" means a merger, consolidation or other business combination, tender or exchange offer, share exchange, re-structuring, recapitalization or other similar transaction involving JPFI, so long as any such transaction is not ar-ranged as part of an overall plan to which such Stockholder is a party and pursuant to which the Merger is also being consummated.


                   Section 8. Effectiveness and Termination. It is a condition precedent to the effectiveness of this Agreement that the Merger Agreement shall have been executed and deliv-ered and be in full force and effect. In the event the Merg-er Agreement is terminated in accordance with its terms, this Agreement shall automatically terminate and be of no further force or effect. Upon such termination, except for any rights any party may have in respect of any breach by any other party of its or his obligations hereunder, none of the parties hereto shall have any further obligation or liability hereunder.


                   Section 9.  Miscellaneous.

                   (f) Notices, Etc. All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by telecopy and confirmed by return telecopy, or seven days after being mailed by first-class mail, postage prepaid in each case to the applicable addresses set forth below:

                   If to JPFI:

                        9830 Patuxent Woods Drive
                        Columbia, Maryland  21046
                        Attn:  David M. Abramson, Esq.
                        Telecopy:  (410) 312-7149

                        with a copy to:

                        Wachtell, Lipton, Rosen & Katz
                        51 West 52nd Street
                        New York, New York  10019










                        Attn:  Edward D. Herlihy, Esq.
                        Telecopy:  (212) 403-2000

                   If to any Stockholder:

                        Merrill Lynch Capital Partners, Inc.
                        225 Liberty Street
                        New York, New York  10080-6123
                        Attn:  James V. Caruso
                        Telecopy:  (212) 236-7364

                        with a copy to:

                        Merrill Lynch & Co., Inc.
                        World Financial Center
                        North Tower
                        250 Vesey Street
                        New York, New York  10281-1323
                        Attn: Marcia L. Tu, Esq.
                        Telecopy:  (212) 449-3207

                        and a copy to:

                        Shearman & Sterling
                        599 Lexington Avenue
                        New York, New York  10022
                        Attn: Bonnie Greaves, Esq.
                        Telecopy:  (212) 848-7179

                   If to Rykoff:

                        Rykoff-Sexton, Inc.
                        1050 Warrenville Road
                        Lisle, Illinois
                        Telecopy No.  (717) 830-7112
                        Attention:  Robert J. Harter, Jr., Esq.

                        with a copy to:

                        Jones, Day, Reavis & Pogue
                        77 West Wacker
                        Chicago, Illinois  10022
                        Telecopy No.:  (312) 782-8585
                        Attention:  Elizabeth Kitslaar, Esq.

         or to such other address as such party shall have designated by notice so given to each other party.

                   (g) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise










         modified or terminated except by an instrument in writing signed by JPFI, each of the Stockholders and Rykoff.

                   (h) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of and be en-forceable by the parties and their respective successors and assigns, including without limitation in the case of any cor-porate party hereto any corporate successor by merger or oth-erwise, and in the case of any individual party hereto any trustee, executor, heir, legatee or personal representative succeeding to the ownership of such party's Subject Shares or other securities subject to this Agreement. Notwithstanding any transfer of Subject Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

                   (i) Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all prior agree-ments and understandings relating to such subject matter, in-cluding without limitation the Original Support Agreement. There are no representations, warranties or covenants by the parties hereto relating to such subject matter other than those expressly set forth in this Agreement.

                   (j) Severability. If any term of this Agreement or the application thereof to any party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such term to the other parties or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by ap-plicable law, provided that in such event the parties shall negotiate in good faith in an attempt to agree to another provision (in lieu of the term or application held to be in-valid or unenforceable) that will be valid and enforceable and will carry out the parties' intentions hereunder.

                   (k) Specific Performance. The parties acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party may, in its sole discre-tion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the im-position of such relief.

                   (l) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and










         not alternative, and the exercise or beginning of the exer-cise of any thereof by any party shall not preclude the si-multaneous or later exercise of any other such right, power or remedy by such party.

                   (m) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to de-mand such compliance.

                   (n) No Third-Party Beneficiaries. This Agreement is not intended to be for the benefit of and shall not be en-forceable by any person or entity who or which is not a party hereto.

                   (o) Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chan-cery in the State of Delaware or the United States District Court for the Southern District of New York or any court of the State of New York located in the City of New York in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceed-ing shall be brought only in such court (and waives any ob-jection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this paragraph (j) and shall not be deemed to be a general submis-sion to the jurisdiction of said Courts or in the States of Delaware or New York other than for such purposes. Each party hereto hereby waives any right to a trial by jury in connection with any such action, suit or proceeding.

                   (p) Governing Law. This Agreement and all dis-putes hereunder shall be governed by and construed and en-forced in accordance with the General Corporation Law of the State of Delaware to the fullest extent possible and other-wise by the internal laws of the State of New York without regard to principles of conflicts of law.

                   (q) Name, Captions, Gender. The name assigned this Agreement and the section captions used herein are for convenience of reference only and shall not affect the inter-pretation or construction hereof. Whenever the context may require, any pronoun used herein shall include the cor-responding masculine, feminine or neuter forms.










                   (r) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.

                   (s) Limitation on Liability. No Stockholder shall have any liability hereunder for any actions or omissions of any other Stockholder.

                   (t) Expenses. JPFI and Rykoff shall each bear its own expenses, and Rykoff shall bear the reasonable expenses of the Stockholders, incurred in connection with this Agree-ment and the transactions contemplated hereby, except that in the event of a dispute concerning the terms or enforcement of this Agreement, the prevailing party in any such dispute shall be entitled to reimbursement of reasonable legal fees and disbursements from the other party or parties to such dispute.








































                   IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


                                  JP FOODSERVICE, INC.



                                  By:  /s/ James L. Miller
                                       Name:  James L. Miller
                                       Title:  Chairman,
                                         President and Chief
                                         Executive Officer


                                  MERRILL LYNCH CAPITAL PARTNERS,
                                  INC.


                                  By:  /s/ Matthias B. Bowman
                                       Name:  Matthias B. Bowman
                                       Title:


                                  MERRILL LYNCH CAPITAL APPRECIATION
                                  PARTNERSHIP NO. B-XVIII, L.P.

                                  By:  Merrill Lynch LBO Partners No.
                                       B-IV, L.P., as General
                                       Partner

                                  By:  Merrill Lynch Capital
                                       Partners, Inc., as
                                       General Partner


                                  By:  /s/ Matthias B. Bowman
                                       Name:  Matthias B. Bowman
                                       Title:


                                  MERRILL LYNCH KECALP L.P. 1994

                                  By:  KECALP Inc., as General Partner


                                  By:  /s/ Matthias B. Bowman
                                       Name:  Matthias B. Bowman
                                       Title:

                                  ML OFFSHORE LBO PARTNERSHIP
                                  NO. B-XVIII

                                  By:  Merrill Lynch LBO Partners
                                       No. B-IV, L.P., as Investment
                                       General Partner

                                  By:  Merrill Lynch Capital Partners,
                                       Inc., as General Partner


                                  By:  /s/ Matthias B. Bowman
                                       Name:  Matthias B. Bowman
                                       Title:


                                  ML IBK POSITIONS, INC.


                                  By:  /s/ Matthias B. Bowman
                                       Name:  Matthias B. Bowman
                                       Title:


                                  MLCP ASSOCIATES L.P. NO. II

                                  By:  Merrill Lynch Capital Partners,
                                       Inc., as General Partner


                                  By:  /s/ Matthias B. Bowman
                                       Name:  Matthias B. Bowman
                                       Title:


                                  MLCP ASSOCIATES L.P. NO. IV

                                  By:  Merrill Lynch Capital Partners,
                                       Inc., as General Partner


                                  By:  /s/ Matthias B. Bowman
                                       Name:  Matthias B. Bowman
                                       Title:

                                  MERRILL LYNCH KECALP L.P. 1991

                                  By:  KECALP Inc., as General Partner


                                  By:  /s/ Matthias B. Bowman
                                       Name:  Matthias B. Bowman
                                       Title:


                                  MERRILL LYNCH CAPITAL APPRECIATION
                                  PARTNERSHIP NO. XIII, L.P.

                                  By:  Merrill Lynch LBO Partners No.
                                       IV, L.P., as General Partner

                                  By:  Merrill Lynch Capital Partners,
                                       Inc., as General Partner


                                  By:  /s/ Matthias B. Bowman
                                       Name:  Matthias B. Bowman
                                       Title:


                                  ML OFFSHORE LBO PARTNERSHIP NO. XIII

                                  By:  Merrill Lynch LBO Partners No.
                                       IV, L.P., as Investment General
                                       Partner

                                  By:  Merrill Lynch Capital Partners,
                                       Inc., as General Partner


                                  By:  /s/ Matthias B. Bowman
                                       Name:  Matthias B. Bowman
                                       Title:


                                  ML EMPLOYEES LBO PARTNERSHIP NO. I,
                                  L.P.

                                  By:  ML Employees LBO Managers,
                                       Inc., as General Partner


                                  By:  /s/ Matthias B. Bowman
                                       Name:  Matthias B. Bowman
                                       Title:

                                  MERRILL LYNCH KECALP L.P. 1987

                                  By:  KECALP Inc., as General Partner


                                  By:  /s/ Matthias B. Bowman
                                       Name:  Matthias B. Bowman
                                       Title:


                                  MERCHANT BANKING L.P. NO. II

                                  By:  Merrill Lynch MBP Inc., as Gen-
                                       eral Partner


                                  By:  /s/ Matthias B. Bowman
                                       Name:  Matthias B. Bowman
                                       Title:


                     Rykoff hereby consents to the entry by each Stockholder into this Agreement, and the consummation of the transactions expressly contemplated hereby, in each case for purposes of Section 3.1(a) of the that certain Standstill Agreement (the "Standstill Agreement"), dated as of May 17, 1996, by and between RSI and the ML Entities (as defined therein). Rykoff represents and warrants to JPFI that the entry by each Stockholder into this Agreement, and the con-summation of the transactions expressly contemplated hereby, each has been previously approved by the affirmative vote of a majority of the Continuing Directors (as defined in the Standstill Agreement) of Rykoff at a meeting at which a Con-tinuing Director Quorum (as defined in the Standstill Agree-ment) was present. Rykoff also hereby acknowledges and con-sents to its obligations pursuant to Section 9(o) hereof.

                                       RYKOFF-SEXTON, INC.




                                       By: /s/ Mark Van Stekelenburg
                                       Name:  Mark Van Stekelenburg
                                       Title: Chairman and Chief
                                              Executive Officer